                                                                     Exhibit 4


THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION AND MAY NOT BE OFFERED OR SOLD WITHOUT COMPLIANCE WITH APPLICABLE FEDERAL, STATE OR FOREIGN SECURITIES LAWS. THIS SECURITY IS ALSO SUBJECT TO RESTRICTIONS ON TRANSFER AS SET FORTH IN THE AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT, DATED AS OF MARCH 7, 2002, A COPY OF WHICH MAY BE OBTAINED FROM FRONTSTEP, INC.


No. C-7
$366,754


                                FRONTSTEP, INC.

             10.0% Subordinated Convertible Note due May 10, 2004



         Frontstep, Inc., an Ohio corporation (together with its successors and assigns, the "ISSUER"), for value received hereby promises to pay to MORGAN STANLEY DEAN WITTER VENTURE PARTNERS IV, L.P. (together with its successors, transferees and assigns, the "HOLDER") the principal sum of THREE HUNDRED AND SIXTY-SIX THOUSAND SEVEN HUNDRED AND FIFTY-FOUR DOLLARS ($366,754) (the "PRINCIPAL AMOUNT") by wire transfer of immediately available funds to the Holder's account (the "BANK ACCOUNT") at a bank in the United States specified by the Holder from time to time, in lawful money of the United States together with interest thereon calculated from the date hereof in accordance with the provisions of this Note.

         This Note was issued pursuant to the Securities Purchase Agreement (the "SECURITIES PURCHASE AGREEMENT"), dated as of March 7, 2002 among the Issuer, and certain other parties listed on the signature pages thereto. Unless the context otherwise requires, as used herein, "NOTE" means any of the 10.0% Subordinated Notes issued pursuant to the Securities Purchase Agreement and any other similar Subordinated Notes issued by the Issuer in exchange for, or to effect a transfer of, any Note and "NOTES" means all such Notes in the aggregate.

         This Note shall bear interest, commencing August 28, 2002 at a rate per annum (the "INTEREST RATE") equal to 10.0%. Further, the Issuer shall pay interest on any overdue Principal Amount at a rate per annum equal to 14.0% (the "OVERDUE RATE"), and interest on overdue installments of interest, to the extent lawful, at the Overdue Rate. Interest on this Note will be calculated on the basis of a 360-day year of twelve 30-day months.

         Notwithstanding anything herein to the contrary, the interest or any amount deemed to be interest payable by the Issuer with respect to this Note shall not exceed the maximum amount permitted by applicable law and, to the extent that any payments in excess of such permitted amount are received by the Holder, such excess shall be considered payments in respect of the principal amount of this Note. All sums paid or agreed to be paid to the Holder for the use, forbearance or retention of the indebtedness of the Issuer to the Holder shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full of the principal so that the interest on account of such indebtedness shall not exceed the maximum amount permitted by applicable law.

         Section 1.1. CERTAIN TERMS DEFINED. The following terms (except as otherwise expressly provided or unless the context otherwise clearly requires) for all purposes of this Note shall have the respective meanings specified below. All accounting terms used herein and not expressly defined shall have the meanings given to them in accordance with U.S. generally accepted accounting principles, and the term "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" shall mean such accounting principles which are generally accepted as of the date hereof. The terms defined in this Section 1.1 include the plural as well as the singular.

         "ACCELERATION NOTICE" shall have the meaning set forth in Section 4.1.

         "AFFILIATE" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "BUSINESS DAY" means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized by law to close.

         "CAPITAL STOCK" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock whether now outstanding or issued after the date of this Note, including without limitation, with respect to the Issuer, the Common Shares and the Preferred Shares.

         "COMMON SHARES" means any and all shares of common stock, without par value, of the Issuer.

         "DEBT" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments,
(iii) all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), except letters of credit or other similar instruments issued to secure payment of Trade Payables, (iv) all obligations of such Person to pay the deferred purchase price of property or services, except Trade Payables, (v) all obligations of such Person as lessee under capital leases, (vi) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person and (vii) all Debt of others Guaranteed by such Person.

         "DEFAULT" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

         "DEFAULT NOTICE" shall have the meaning set forth in Section 5.2.

         "EVENT OF DEFAULT" means any event or condition specified as such in
Section 4.1 which shall have continued for the period of time, if any, therein designated.

         "GUARANTEE" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other Person (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation for the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

         "HOLDERS" shall have the meaning set forth in Section 8.2.

         "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Note, the Issuer shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capitalized lease or other title retention agreement relating to such asset.

        "NASD" means the National Association of Securities Dealers, Inc., and its successors.

         "NOTICE OF DEFAULT" shall have the meaning set forth in Section 4.1(c).

         "PERSON" means any individual or a corporation, partnership, limited liability company, association, trust, or any other entity or organization including a government or political subdivision or an agency or instrumentality thereof.

         "PREFERRED SHARES" means any and all shares of preferred stock, without par value, of the Issuer.

         "SENIOR DEBT" means the Debt of the Issuer to Foothill Capital Corporation outstanding at any time.

         "TRADE PAYABLES" means accounts payable or any other indebtedness or monetary obligations to trade creditors created or assumed by the Issuer in the ordinary course of business in connection with the obtaining of materials or services.

         Section 2.  PAYMENT OF PRINCIPAL AND INTEREST.

         Section 2.1. SCHEDULED PAYMENT OF PRINCIPAL. The Issuer shall pay the Principal Amount, together with all accrued and unpaid interest thereon, if any, in cash to the Holder of this Note on May 10, 2004.

         Section 2.2. PAYMENT OF INTEREST. The Issuer shall pay interest on this Note quarterly in arrears, on March 31, June 30, September 30, and December 31 (unless such day is not a Business Day, in which event on the next succeeding Business Day) (each an "INTEREST PAYMENT DATE") of each year in which this Note remains outstanding, commencing with September 30, 2002 on the unpaid Principal Amount outstanding in lawful money of the United States at the Interest Rate, or Overdue Rate, as the case may be, as set forth above, by wire transfer of immediately available funds, to the Bank Account, from the most recent Interest Payment Date to which interest has been paid in full on this Note, or if no interest has been paid on this Note, from the date hereof, until payment in full of the Principal Amount has been made.

         Section 2.3. PREPAYMENT. With the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, the Issuer may prepay the Notes in whole or in part without penalty or fee; provided, however, that such consent may not be unreasonably withheld.

         Section 2.4. PAYMENT OBLIGATIONS ABSOLUTE AND UNCONDITIONAL. No provision of this Note shall alter or impair the obligations of the Issuer, which are absolute and unconditional, to pay the Principal Amount of and interest on this Note at the place, times, and rate, and in the currency, herein prescribed.

         Section 2.5. PRO RATA PAYMENT. The Issuer agrees that any payments to the Holders of the Notes (whether for principal, interest or otherwise) shall be made pro rata among all such Holders based upon the aggregate unpaid Principal Amount of the Notes held by each such Holder. If any Holder of a Note obtains any payment (whether voluntary, involuntary, by application of offset or otherwise) of principal or interest on such Note in excess of such Holder's pro rata share of payments obtained by all Holders of the Notes, such Holder shall make such payments to the other Holders of the Notes as is necessary to cause such Holders to share the excess payment ratably among each of them as provided in this Section.

         Section 3.  COVENANTS.

         The Issuer agrees that, so long as any amount payable under this Note remains unpaid:

         Section 3.1. INFORMATION. The Issuer will deliver to the Holder, within three Business Days after any executive officer of the Issuer obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer or the chief accounting officer of the Issuer setting forth the details thereof and the action which the Issuer is taking or proposes to take with respect thereto.

         Section 3.2. CONDUCT OF BUSINESS AND MAINTENANCE OF EXISTENCE. The Issuer will preserve, renew and keep in full force and effect its corporate existence and its rights, privileges and franchises necessary or desirable in the normal conduct of its business.

         Section 4. EVENTS OF DEFAULT AND REMEDIES.

         Section 4.1. EVENT OF DEFAULT DEFINED; ACCELERATION OF MATURITY; WAIVER OF DEFAULT. In case one or more of the following events ("EVENTS OF DEFAULT") (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) shall have occurred and be continuing:

         (a) default in the payment of any interest upon any of the Notes as and when the same shall become due and payable, and continuance of such default for a period of three days; or

         (b) default in the payment of all or any part of the principal of any of the Notes as and when the same shall become due and payable; or

         (c) failure on the part of the Issuer duly to observe or perform any other of the covenants or agreements on the part of the Issuer contained in the Notes for a period of 15 days after the date on which written notice specifying such failure, stating that such notice is a "NOTICE OF DEFAULT" hereunder and demanding that the Issuer remedy the same, shall have been given by registered or certified mail, return receipt requested, to the Issuer; or

         (d) any acceleration of the maturity of any Debt of the Issuer or any of its subsidiaries having a principal amount greater than $1,000,000; or

         (e) a final and non-appealable judgment or order (not covered by insurance) for the payment of money shall be rendered against the Issuer or any of its subsidiaries in excess of $1,000,000 in the aggregate for all such judgments or orders (treating any deductibles, self insurance or retention as not so covered), and such judgment or order shall continue unsatisfied for a period of 60 days; or

         (f) a court having jurisdiction shall enter a decree or order for relief in respect of the Issuer in an involuntary case under applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Issuer or for any substantial part of the property of the Issuer or ordering the winding up or liquidation of the affairs of the Issuer, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

         (g) the Issuer shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Issuer or for any substantial part of the property of the Issuer, or the Issuer shall make any general assignment for the benefit of creditors; or

         (h) the consummation of the consolidation or merger of the Issuer into or with any other entity or entities which results in the exchange of outstanding shares of the Issuer for securities or other consideration issued or paid or caused to be issued or paid by any such entity or Affiliate thereof (other than (x) a merger solely for the purpose of reincorporating the Issuer in a different jurisdiction or (y) a consolidation or merger in which the Issuer is the surviving entity and in which the Issuer's Capital Stock outstanding immediately prior to such merger or consolidation are exchanged or converted into or constitute more than 50% of the Issuer's voting power after such consolidation or merger); (ii) the sale or transfer by the Issuer of all or substantially all of its assets otherwise than to one or more Subsidiaries; or
(iii) a transaction or series of transactions in which a person or group of persons (as defined in Rule 13d-5(b)1) of the Exchange Act), acquires beneficial ownership (as determined in accordance with Rule 13d-3 of the Exchange Act) of more than 50% of the voting power of the Issuer;

then, and in each and every such case (other than an Event of Default specified in Sections 4.1(f), 4.1(g) or 4.1(h) hereof), the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, by notice in writing to the Issuer (the "ACCELERATION NOTICE"), may declare the entire principal amount of the Notes and the interest accrued thereon to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable; PROVIDED that if an Event of Default specified in
Section 4.1(f), 4.1(g) or 4.1(h)
occurs, the principal amount of and accrued interest on the Notes shall become and be immediately due and payable without any declaration or other act on the part of any Holder.

         Section 4.2. POWERS AND REMEDIES CUMULATIVE; DELAY OR OMISSION NOT WAIVER OF DEFAULT. No right or remedy herein conferred upon or reserved to any Holder is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

         No delay or omission of any Holder to exercise any right or power accruing upon any Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Event of Default or an acquiescence therein; and every power and remedy given by the Notes or by law may be exercised from time to time, and as often as shall be deemed expedient, by any Holder.

         Section 4.3. WAIVER OF PAST DEFAULTS. The Holders of the Notes may waive, in accordance with Section 6.1, any past Default or Event of Default hereunder and its consequences. In the case of any such waiver, the Issuer and the Holders of the Notes shall be restored to their former positions and rights hereunder, respectively; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

         Upon any such waiver, such Default shall cease to exist and be deemed to have been cured and not to have occurred, and any Event of Default arising therefrom shall be deemed to have been cured, and not to have occurred for every purpose of the Notes; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

         Section 5.  SUBORDINATION.

         Section 5.1. NOTES SUBORDINATED TO SENIOR DEBT. The Issuer covenants and agrees and each Holder, by his acceptance hereof likewise covenants and agrees, that all Notes shall be issued subject to the provisions of Section 5 of this Note; and each person holding any Note, whether upon original issue or upon transfer, assignment or exchange thereof accepts and agrees that the payment of the principal amount of and interest on the Notes by the Issuer shall, to the extent and in the manner herein set forth, be subordinated and junior in right of payment, to the prior payment in full of Senior Debt.

         Section 5.2. NO PAYMENT ON NOTES IN CERTAIN CIRCUMSTANCES. (a) If any default in the payment of any principal of or interest on any Senior Debt when due and payable, whether at maturity, upon any redemption, by declaration or otherwise, occurs and is continuing, no payment shall be made by the Issuer with respect to the principal of or interest on the Notes or to acquire any of the Notes for cash or property other than conversion of the Notes into Common Shares in accordance with Section 7.1 hereof.

         (b) If any event of default (other than a default in payment of the principal of or interest on any Senior Debt) occurs and is continuing (or if such an event of default would occur upon any payment with respect to the Notes) with respect to any Senior Debt, as such event of default is defined in such Senior Debt, permitting the holders thereof to accelerate the maturity thereof and if the holder or holders or a representative of such holder or holders gives written notice of the event of default to the Issuer (a "DEFAULT NOTICE"), then, unless and until such event of default has been cured or waived or has ceased to exist, the Issuer shall not be obligated to, and shall not, (x) make any payment of or with respect to the principal of or interest on the Notes or (y) acquire any of the Notes for cash or property or otherwise other than conversion of the Notes into Common Shares in accordance with Section 7.1 hereof. After the event of default described in such Default Notice has been cured or waived or ceases to exist, the Issuer shall, subject to Section 5.2(a), promptly pay to the Holders of the Notes all sums which the Issuer would have been obligated to pay from the date of the Default Notice but for this Section 5.2(b).

         (c) Notwithstanding the foregoing, in the event that any payment in cash shall be received by any Holder when such payment is prohibited by Section 5.2(a) or 5.2(b), such payment shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Debt or their respective representatives, or to the trustee or trustees under any indenture pursuant to which any of such Senior Debt may have been issued, as their respective interests may appear, but only to the extent of the amounts then due and owing on the Senior Debt, if any.

         Section 5.3 PAYMENT OVER OF PROCEEDS UPON DISSOLUTION, ETC. (a) Upon any payment or distribution of assets of the Issuer of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding-up or total or partial liquidation or reorganization of the Issuer, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due upon all Senior Debt shall first be paid in full, or such payment duly provided for, before any payment is made on account of the principal of or interest on the Notes, or any acquisition of the Notes for cash or property is made other than conversion of the Notes into Common Shares in accordance with Section 7.1 hereof. Upon any such dissolution, winding-up, liquidation or reorganization, any payment or distribution of assets of the Issuer of any kind or character, whether in cash, property or securities, to which the Holders of the Notes would be entitled, except for the provisions hereof, other than conversion of the Notes into Common Shares in accordance with Section 7.1 hereof, shall be paid by the Issuer or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by the Holders of the Notes if received by them, directly to the holders of Senior Debt (pro rata to such holders on the basis of the respective amounts of Senior Debt held by such holders) or their respective representatives, or to the trustee or trustees under any indenture pursuant to which any of such Senior Debt may have been issued, as their respective interests may appear, for application to the payment of Senior Debt remaining unpaid until all such Senior Debt has been paid in full after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of Senior Debt.

         (b) Notwithstanding the foregoing, in the event that any payment or distribution of assets of the Issuer of any kind or character, whether in cash, property or securities, other than conversion of the Notes into Common Shares in accordance with Section 7.1 hereof, shall be received by any Holder when such payment or distribution is prohibited by Section 5.3(a), such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Debt (pro rata to such holders on the basis of the respective amount of Senior Debt held by such holders) or their respective representatives, or to the trustee or trustees under any indenture pursuant to which any of such Senior Debt may have been issued, as their respective interests may appear, for application to the payment of Senior Debt remaining unpaid until all such Senior Debt has been paid in full, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such Senior Debt.

         (c) For purposes of Section 5 of this Note, the words "CASH, PROPERTY OR SECURITIES" shall not be deemed to include (x) shares of stock of the Issuer as reorganized or readjusted, (y) any payment or distribution of securities of the Issuer or any other Issuer authorized by an order or decree giving effect, and stating in such order or decree that effect is given, to the subordination of the Notes to the Senior Debt, and made by a court of competent jurisdiction in a reorganization proceeding under any applicable bankruptcy, insolvency or other similar law, or (z) securities of the Issuer or any other Issuer provided for by a plan of reorganization or readjustment which are subordinated, to at least the same extent as the Notes, to the payment of all Senior Debt then outstanding; PROVIDED that (i) if a new Issuer results from such reorganization or readjustment, such Issuer assumes the Senior Debt and (ii) the rights of the holders of the Senior Debt are not, without the consent of such holders, altered by such reorganization or readjustment. Notwithstanding anything to the contrary in this Section 5, (i) a court referred to in clause (x) above may give effect, and state that it is giving effect to the subordination of the Notes in an order or decree which authorizes the payment in full of Senior Debt in assets other than cash or cash equivalents and (ii) any assets which the holders of the Notes are permitted to receive in accordance with the provisions of this Section 5 shall not be subject to any claim by or on behalf of the holders of Senior Debt.

         5.4. SUBROGATION. Subject to the payment in full of all Senior Debt, the Holders of the Notes shall be subrogated to the rights of the holders of Senior

Debt to receive payments or distributions of cash, property or securities of the Issuer applicable to the Senior Debt until the principal amount of and interest on the Notes shall be paid in full; and, for the purposes of such subrogation, (a) no payments or distributions to the holders of the Senior Debt of any cash, property or securities to which the Holders of the Notes would be entitled except for the provisions of Section 5 of this Note, and no payment over pursuant to the provisions of Section 5 of this Note to the holders of Senior Debt by the Holders of the Notes shall, as between the Issuer, its creditors other than holders of Senior Debt, and the Holders of the Notes, be deemed to be a payment by the Issuer to or on account of the Senior Debt, and
(b) no payment or distributions of cash, property or securities to or for the benefit of the Holders of the Notes pursuant to the subrogation provision of
Section 5, which would otherwise have been paid to the holders of Senior Debt shall, as between the Issuer, its creditors other than holders of Senior Debt, and the Holders of the Notes, be deemed to be a payment by the Issuer to or for the account of the Holders of the Notes. It is understood that the provisions of this Section are and are intended solely for the purpose of defining the relative rights of the Holders of the Notes, on the one hand, and the holders of the Senior Debt, on the other hand.

         If any payment or distribution to which the Holders of the Notes would otherwise have been entitled but for the provisions of this Section 5, shall have been applied, pursuant to the provisions of this Section 5, to the payment of all amounts payable under Senior Debt, then and in such case, the Holders of the Notes shall be entitled to receive from the holders of such Senior Debt any payments or distributions received by such holders of Senior Debt in excess of the amount required to make payment in full of such Senior Debt.

         Section 5.5. OBLIGATIONS OF ISSUER UNCONDITIONAL. Nothing contained in
Section 5.1 or elsewhere in the Notes is intended to or shall impair, as between the Issuer and the Holders of the Notes, the obligation of the Issuer, which is absolute and unconditional, to pay to the Holders of the Notes the principal amount of and interest on the Notes as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders of the Notes and creditors of the Issuer other than the holders of the Senior Debt, nor shall anything herein or therein prevent any Holder from exercising all remedies otherwise permitted by applicable law upon default under this Note, subject to the rights, if any, under Section 5 of the holders of the Senior Debt in respect of cash, property or securities of the Issuer received upon the exercise of any such remedy.

         Without limiting the generality of the foregoing, nothing contained in
Section 5 will restrict the right of the Holders of the Notes to take any action to declare the Notes to be due and payable prior to their stated maturity pursuant to Section 4.1 or to pursue any rights or remedies hereunder.

         Section 5.6. RELIANCE ON JUDICIAL ORDER OR CERTIFICATE OF LIQUIDATING AGENT. Upon any payment or distribution of assets of the Issuer referred to in

Section 5, the Holders of the Notes shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which bankruptcy, dissolution, winding-up, liquidation or reorganization proceedings are pending, or a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, delivered to the Holders of the Notes, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Debt and other indebtedness of the Issuer, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to
Section 5 of this Note.

         Section 5.7. SUBORDINATION RIGHTS NOT IMPAIRED BY ACTS OR OMISSIONS OF THE ISSUER OR HOLDERS OF SENIOR DEBT. No right of any present or future holders of any Senior Debt to enforce subordination as provided herein will at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Issuer or by any act or failure to act, in good faith, by any such holder, or by any noncompliances by the Issuer with the terms of this Note, regardless of any knowledge thereof which any such holder may have or otherwise be charged with. The holders of Senior Debt may extend, renew, modify or amend the terms of the Senior Debt or any security therefor and release, sell or exchange such security and otherwise deal freely with the Issuer, all without affecting the liabilities and obligations of the Holders of the Notes.

         Section 5.8. SECTION 5 NOT TO PREVENT EVENTS OF DEFAULT. The failure to make a payment on account of principal of or interest on the Notes by reason of any provision of Section 5 will not be construed as preventing the occurrence of an Event of Default.

         Section 6.1. MODIFICATION OF NOTES. Any provision of this Note may be amended or, subject to Section 4, waived with the written consent of the Issuer and the Holders of at least a majority in aggregate principal amount of the Notes then outstanding; PROVIDED that no such amendment or waiver shall (a) extend the final maturity of any Note, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on the conversion thereof, amend or waive Section 4.1, or impair or affect the rights of any Holder to institute suit for the payment thereof or adversely affect the ranking of the Notes with respect to the outstanding Debt of the Issuer, in each such case, without the consent of each Holder of each Note so affected, (b) reduce the aforesaid percentage of Holders of the Notes, the consent of the Holders of the Notes of which is required for any such amendment or waiver, without the consent of the Holders of all Notes then outstanding, or (c) modify the terms of the Notes so as to affect adversely the rights of any holder of Senior Debt at the time outstanding to the benefits of subordination hereunder without the consent of such holder; and for such purposes the following modifications to the terms of this Note or, as applicable, the Securities Purchase Agreement, shall be deemed to adversely affect the rights of the holders of the Senior Debt: (i) shortening the maturity date of the principal amount of this Note; (ii) increasing the interest rate under this Note; (iii) increasing the principal amount of the Notes issued under the Securities Purchase Agreement; (iv) modifying the required prepayments under this Note; and (v) amending the events constituting
Defaults under this Note in a manner adverse to the Company or the holders of the Senior Debt. The Issuer shall promptly notify all of the Holders of the Notes after the making of any amendment or waiver pursuant to this Section 6.1.

         Section 7.1. CONVERSION. (a) The Principal Amount of this Note shall be convertible at any time and from time to time, in whole or in part (such amount, the "CONVERTIBLE AMOUNT") at the option of the Holder hereof and upon notice to the Issuer as set forth below, into fully paid and nonassessable Common Shares at the Conversion Rate (as defined below). The initial conversion price per Common Share will be $2.4876 and shall be subject to adjustment as provided for herein (the "CONVERSION PRICE"). The number of Common Shares deliverable upon conversion of each $1,000 Convertible Amount of the Notes, adjusted as hereinafter provided, is referred to herein as the "CONVERSION RATE". The initial Conversion Rate shall be equal to the quotient resulting from dividing $1000 by the Conversion Price.

         (b) The Conversion Price (and the corresponding Conversion Rate) shall be subject to adjustment from time to time as follows:

                  (i) In case the Issuer shall at any time (A) pay a dividend in Common Shares or make a distribution in Common Shares, (B) subdivide or split its outstanding Common Shares, (C) combine or reclassify its outstanding Common Shares into a smaller number of Common Shares, (D) issue by reclassification of its Common Shares other securities of the Issuer (including any such reclassification in connection with a consolidation or merger in which the Issuer is the continuing corporation), or (E) consolidate with, or merge with or into, any other Person, then in each such case the Conversion Rate in effect at the time of the record date for any such dividend or distribution or of the effective date of any such subdivision, split, combination, consolidation, merger or reclassification shall be proportionately adjusted so that the conversion of the Note after such time shall entitle the Holder to receive the kind and aggregate number of Common Shares or other securities of the Issuer (or shares of any security into which such Common Shares have been combined, consolidated, merged, converted or reclassified pursuant to clause (C), (D), or
(E) above) which, if this Note had been converted immediately prior to such time, such Holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, distribution, subdivision, split, combination, consolidation, merger or reclassification, assuming for purposes of this subsection 7.1(b)(i) that such Holder (x) is not a Person with which the Issuer consolidated or into which the Issuer merged or which merged into the Issuer or to which such recapitalization, sale or transfer was made, as the case may be ("CONSTITUENT PERSON") and (y) failed to exercise any rights of election as to the kind or amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, recapitalization, sale or transfer (PROVIDED, that if the kind or amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, recapitalization, sale or transfer is not the same for each Common Share of the Issuer held immediately prior to such reclassification, change, consolidation, merger, recapitalization, sale or transfer by other than a constituent person and in respect of which such rights of election shall not have been exercised ("NON-ELECTING SHARE"), then for the purpose of this Section 7.1(b)(i) the kind and amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, recapitalization, sale or transfer by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). Such adjustment shall be made successively whenever any event listed above shall occur.

                  (ii) In case the Issuer shall issue or sell any Common Shares (other than Common Shares issued (1) pursuant to the Issuer's non-qualified stock option plans for officers, directors or key employees, or pursuant to any similar Common Share related employee compensation plan of the Issuer approved by the Issuer's Board of Directors, (2) in connection with a merger or consolidation with or other acquisition of, another Person or the acquisition of the assets of another Person, other than any such transaction that constitutes a Change in Control Liquidation Event (as such term is defined in the Issuer's Amended and Restated Articles of Incorporation) or (3) upon exercise or conversion of any security the issuance of which caused an adjustment under
Section 7.1(b)(iii) or (iv) hereof) without consideration or for a consideration per share less than the Conversion Price (the "ISSUE PRICE"), the Conversion Price to be in effect after such issuance or sale shall be determined by multiplying the Conversion Price in effect immediately prior to such issuance or sale by a fraction, the numerator of which shall be the sum of (x) the number of Common Shares outstanding immediately prior to the time of such issuance or sale multiplied by the Issue Price and (y) the aggregate consideration, if any, to be received by the Issuer upon such issuance or sale, and the denominator of which shall be the product of the aggregate number of Common Shares outstanding immediately after such issuance or sale and the Conversion Price. In case any portion of the consideration to be received by the Issuer shall be in a form other than cash, the fair market value of such noncash consideration shall be utilized in the foregoing computation. Such fair market value shall be determined by the Board of Directors of the Issuer; provided that if Holders of 50% or more of the outstanding aggregate principal amount of the Notes shall object to any such determination, the Board of Directors of the Issuer shall retain an independent appraiser reasonably satisfactory to a majority of such Holders to determine such fair market value. Such Holders shall be notified promptly of any consideration other than cash to be received by the Issuer and furnished with a description of the consideration and the fair market value thereof, as determined by the Board of Directors of the Issuer.

                  (iii) In case the Issuer shall fix a record date for the issuance of rights, options or warrants to the holders of Common Shares or other securities entitling such holders to subscribe for or purchase for a period expiring within 60 days of such record date Common Shares (or securities convertible into Common Shares) at a price per Common Share (or having a conversion price per Common Share, if a security convertible into Common Shares) less than the Conversion Price on such record date, the maximum number of Common Shares issuable upon exercise of such rights, options or warrants (or conversion of such convertible securities) shall be deemed to have been issued and outstanding as of such record date and the Conversion Price shall be adjusted pursuant to paragraph (b)(ii) hereof, as though such maximum number of Common Shares had been so issued for an aggregate consideration payable by the holders of such rights, options, warrants or convertible securities prior to their receipt of such Common Shares. In case any portion of such consideration shall be in a form other than cash, the fair market value of such noncash consideration shall be determined as set forth in Section 7(b)(ii) hereof. Such adjustment shall be made successively whenever such record date is fixed; and in the event that such rights, options or warrants are not so issued or expire unexercised, or in the event of a change in the number of Common Shares to which the holders of such rights, options or warrants are entitled (other than pursuant to adjustment provisions therein comparable to those contained in this
Section 7(b)), the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such record date had not been fixed, in the former event, or the Conversion Price which would then be in effect if such holder had initially been entitled to such changed number of Common Shares, in the latter event.

                  (iv) In case the Issuer shall issue rights, options (other than options issued pursuant to a plan described in Section 7(b)(ii)) or warrants entitling the holders thereof to subscribe for or purchase Common Shares (or securities convertible into Common Shares) or shall issue convertible securities, and the price per Common Share of such rights, options, warrants or convertible securities (including, in the case of rights, options or warrants, the price at which they may be exercised) is less than the Conversion Price, the maximum number of Common Shares issuable upon exercise of such rights, options or warrants or upon conversion of such convertible securities shall be deemed to have been issued and outstanding as of the date of such sale or issuance, and the Conversion Price shall be adjusted pursuant to Section 7(b)(ii) hereof as though such maximum number of Common Shares had been so issued for an aggregate consideration equal to the aggregate consideration paid for such rights, options, warrants or convertible securities and the aggregate consideration payable by the holders of such rights, options, warrants or convertible securities prior to their receipt of such Common Shares. In case any portion of such consideration shall be in a form other than cash, the fair market value of such noncash consideration shall be determined as set forth in Section 7(b)(ii) hereof. Such adjustment shall be made successively whenever such rights, options, warrants or convertible securities are issued; and in the event that such rights, options or warrants expire unexercised, or in the event of a change in the number of Common Shares to which the holders of such rights, options, warrants or convertible securities are entitled (other than pursuant to adjustment provisions therein comparable to those contained in this Section 7(b)), the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such rights, options, warrants or convertible securities had not been issued, in the former event, or the Conversion Price which would then be in effect if such holders had initially been entitled to such changed number of Common Shares, in the latter event. No adjustment of the Conversion Price shall be made pursuant to this Section 7(b)(iv) to the extent that the Conversion Price shall have been adjusted pursuant to Section 7(b)(iii) upon the setting of any record date relating to such rights, options, warrants or convertible securities and such adjustment fully reflects the number of Common Shares to which the holders of such rights, options, warrants or convertible securities are entitled and the price payable therefor.

                  (v) In case the Issuer shall fix a record date for the making of a dividend or distribution to holders of Common Shares (including any such distribution made in connection with a consolidation or merger in which the Issuer is the continuing corporation) of evidences of indebtedness, cash, assets or other property (other than dividends payable in Common Shares or rights, options or warrants referred to in, and for which an adjustment is made pursuant to, Section 7(b)(iii) hereof), the Conversion Price to be in effect after such record date shall be determined by multiplying the Conversion Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the Current Market Price Per Common Share (as defined below) on such record date, less the fair market value (determined as set forth in Section 7(b)(ii) hereof) of the portion of the cash, assets, other property or evidence of indebtedness so to be distributed which is applicable to one Common Share, and the denominator of which shall be such Current Market Price Per Common Share. Such adjustments shall be made successively whenever such a record date is fixed; and in the event that such distribution is not so made, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such record date had not been fixed.

                  (vi) For the purpose of any computation under Section 7(b) hereof, on any determination date, the "CURRENT MARKET PRICE PER COMMON SHARE" shall be deemed to be the average (weighted by daily trading volume) of the Daily Prices (as defined below) per Common Share for the 20 consecutive trading days immediately prior to such date. "DAILY PRICE" means (1) if the Common Shares then are listed and traded on the New York Stock Exchange, Inc. ("NYSE"), the closing price per share on such day as reported on the NYSE Composite Transactions Tape; (2) if the Common Shares then are not listed and traded on the NYSE, the closing price per share on such day as reported by the principal national securities exchange on which the shares are listed and traded; (3) if the Common Shares then are not listed and traded on any such securities exchange, the last reported sale price per share on such day on the NASDAQ

National Market; or (4) if the shares of such class of Common Shares then are not traded on the NASDAQ Stock Market, the average of the highest reported bid and lowest reported asked price per share on such day as reported by NASDAQ. If on any determination date the Common Shares are not quoted by any such organization, the Current Market Price Per Common Share shall be the fair market value per share of such shares on such determination date as determined by the Board of Directors of the Issuer. If Holders of 50% or more of the outstanding aggregate principal amount of the Notes shall object to any determination by the Board of Directors of the Issuer of the Current Market Price Per Common Share, the Current Market Price Per Common Share shall be the fair market value per Common Share as determined by an independent appraiser retained by the Issuer at its expense and reasonably acceptable to such Holders. For purposes of any computation under this Section 7(b), the number of Common Shares outstanding at any given time shall not include shares owned or held by or for the account of the Issuer.

                  (vii) All calculations under this Section 7(b) shall be made to the nearest one tenth of a cent or to the nearest hundredth of a share, as the case may be.

                  (viii) In the event that, at any time as a result of the provisions of this Section 7(b), the Holder of this Note upon subsequent conversion shall become entitled to receive any shares of Capital Stock of the Issuer other than Common Shares, the number of such other shares so receivable upon conversion of this Note shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained herein.

                  (ix) If the Issuer shall take a record of the Holders of Common Shares for the purpose of entitling them to receive a dividend or other distribution (which results in an adjustment to the Conversion Price under the terms hereof) and shall, thereafter and before such dividend or distribution is paid or delivered to shareholders entitled thereto, legally abandon its plan to pay or deliver such dividend or distribution, then any adjustment made to the Conversion Price and number of Common Shares purchasable upon conversion of the Notes by reason of the taking of such record shall be reversed, and any subsequent adjustments, based thereon, shall be recomputed.

         (c) (i) In order to exercise the conversion privilege, the Holder of the Note to be converted shall surrender the Note, with a written notice to the Issuer that such Holder elects to exercise its conversion privilege, and stating the Convertible Amount of Notes which the Holder seeks to convert. The date of receipt of the Note or Notes by the Issuer shall be the conversion date (the "CONVERSION DATE").

                  (ii) As promptly as practicable (but no later than three Business Days) after the Conversion Date, the Issuer shall issue and shall deliver to such Holder, or on the Holder's written order to the Holder's permitted transferee in accordance with the terms of the Amended and Restated Investor Rights Agreement, a certificate or certificates for the whole number of Common Shares issuable upon the conversion of such Note or Notes in accordance with the provisions of this Section 7.1.

                  (iii) In the case where only part of a Note is converted, the Issuer shall execute and deliver (at its own expense) a new Note of any authorized denomination as requested by a Holder in an aggregate principal amount equal to and in exchange for the unconverted portion of the Principal Amount of the Note so surrendered.

                  (iv) The Issuer shall make a cash payment equal to all accrued and unpaid interest on the Principal Amount so surrendered for conversion (other than interest payments payable to a holder of record on a prior Interest Payment
Date) to the Conversion Date.

                  (v) Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the Notes to be converted shall have been surrendered to the Issuer, and the person in whose name or names any certificate or certificates for Common Shares shall be issuable upon such conversion shall be deemed to have become the holder of record of the Common Shares represented thereby on such date and such conversion shall be into a number of Common Shares resulting from applying the Conversion Rate in effect at such time on such date. All Common Shares delivered upon conversion of the Notes will upon delivery be duly and validly issued and fully paid and non-assessable, free of all Liens and charges and not subject to any preemptive rights. Upon the surrender of any Notes for conversion, such Notes or part thereof so converted shall no longer be deemed to be outstanding and all rights of a Holder with respect to such Notes or part thereof so converted including the rights, if any, to receive interest, notices and consent rights shall immediately terminate on the Conversion Date except the right to receive the Common Shares and other amounts payable pursuant to this Section 7.1. Any Notes or part thereof so converted shall be retired and cancelled.

         (d) (i) The Issuer covenants that it will at all times during which the Notes shall be outstanding reserve and keep available, free from preemptive rights, such number of its authorized but unissued Common Shares as shall from time to time be required for the purpose of effecting conversions of outstanding Notes.

                  (ii) Prior to the delivery of any securities which the Issuer shall be obligated to deliver upon conversion of the Notes, the Issuer shall comply with all applicable federal and state laws and regulations which require action to be taken by the Issuer.

         (e) The Issuer will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Shares on conversion of the Notes pursuant hereto; PROVIDED that the Issuer shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Common Shares in a name other than that of the Holder of the Notes to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Issuer the amount of any such tax or has established, to the satisfaction of the Issuer, that such tax has been paid.

         (f) If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any Holder tendering Notes for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the Holders entitled to receive the Common Shares issuable upon such conversion of the Notes shall not be deemed to have converted such Notes until immediately prior to the closing of the sale of securities in such offering.

         (g) No fractional Common Shares shall be issued upon conversion of the Notes. In lieu of fractional shares, the Issuer shall pay cash equal to such fraction multiplied by the Daily Price for Common Shares on the trading day immediately preceding the related Conversion Date.

         (h) Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 7.1, the Issuer at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder of Notes outstanding a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and shall file a copy of such certificate with its corporate records. The Issuer shall, upon the reasonable written request of any Holder of Notes, furnish or cause to be furnished to such Holders a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate then in effect, and (iii) the number of Common Shares and the amount, if any, of other property which then would be received upon the conversion of the Notes. Despite such adjustment or readjustment, the form of each or all Notes, if the same shall reflect the initial or any subsequent Conversion Rate, need not be changed in order for the adjustments or readjustments to be valid in accordance with the provisions of this Note, which shall control.

         (i) The Issuer will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Issuer, but will at all times in good faith assist in the carrying out of all the provisions of this Section 7.1 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders of the Notes against impairment to the extent required hereunder. Nothing in this Section 7.1 shall affect the continued accrual of interest on the outstanding Notes in accordance with the terms of this Note.

         Section 8. MISCELLANEOUS

         Section 8.1. TRANSFER RESTRICTIONS. This Note is transferable and assignable to one or more purchasers, PROVIDED that such transfer or assignment is made in compliance with the Securities Act of 1933, as amended, and any applicable state and foreign securities laws and in compliance with Article 2 of the Amended and Restated Investor Rights Agreement. The Issuer agrees to issue from time to time a replacement Note or Notes in the form hereof and in such denominations as the Holder may request to facilitate such transfers and assignments upon surrender of the Note or Notes being transferred. In addition, after delivery of an indemnity in form and substance reasonably satisfactory to the Issuer, the Issuer also agrees to issue a replacement Note if this Note has been lost, stolen, mutilated or destroyed.

         Section 8.2. REGISTRATION. The Issuer shall keep at its principal office a register (the "REGISTER") in which shall be entered the name and address of the registered holder of this Note and particulars of this Note and of all transfers of this Note. References to the "HOLDERS" shall mean the Persons listed in the Register as the payees of the Notes unless any payee shall have presented a Note to the Issuer for transfer and the transferee shall have been entered in the Register as a subsequent holder, in which case the term shall mean such subsequent holder. The ownership of this Note shall be proven by the Register. For the purpose of paying interest and principal on this Note, the Issuer shall be entitled to rely on the name and address in the Register and notwithstanding anything to the contrary contained in this Note, no Event of Default shall occur under Section 4.1(a) or (b) if payment of interest and principal is made in accordance with the name and address and particulars contained in the Register.

         Section 8.3. GOVERNING LAW. This Note shall be deemed to be a contract under the laws of the State of Ohio, and for all purposes shall be construed in accordance with the laws of said State, except as may otherwise be required by mandatory provisions of law.

         Section 8.4. WAIVER OF PRESENTMENT, ACCEPTANCE. The parties hereto, including all guarantors or endorsers, hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically provided herein. The Holder of this Note by acceptance hereof agrees to be bound by the provisions of the Notes which are expressly binding on the Holder.

         Section 8.5. SECTION HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

         IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed under its corporate seal.



         Dated: August 28, 2002





                              FRONTSTEP, INC.


                              By:
                              --------------------------------------------
                              Name: Stephen A. Sasser
                              Title: President and
                                     Chief Executive Officer

                                   SCHEDULE A

                      10.0% SUBORDINATED CONVERTIBLE NOTES
                                DUE MAY 10, 2004
                       AND SUBSTANTIALLY IDENTICAL TO THE
                  10.0% SUBORDINATED CONVERTIBLE NOTE ISSUED TO
              MORGAN STANLEY DEAN WITTER VENTURE PARTNERS IV, L.P.

     On August 28, 2002, in addition to Morgan Stanley Dean Witter Venture Partners IV, L. P., Frontstep, Inc. (the "Company") issued its 10.0% subordinated convertible notes (the "Convertible Notes") to the persons, and in the respective principal amounts, specified below, which Convertible Notes are substantially identical to the Convertible Note issued to Morgan Stanley Dean Witter Venture Partners IV, L. P., a copy of which is being included as Exhibit 4 to the Company's Current Report on Form 8-K dated August 28, 2002 (the "Form 8-K).

     In accordance with Rule 12b-31 promulgated under the Securities Exchange Act of 1934 and Item 601(b)(4) of Regulation S-K, the following table identifies those persons to whom the Company issued Convertible Notes similar to that included as Exhibit 4 to the Form 8-K:



                                                                            Principal Amount of
                          Name of Investor                              Convertible Notes Purchased
                         -----------------                              ---------------------------
Morgan Stanley Dean Witter Venture Investors IV, L.P.                         $     42,549
Morgan Stanley Dean Witter Venture Offshore Investors, IV, L.P.               $     14,309
Fallen Angel Equity Fund, L.P.                                                $    176,388
Lawrence J. Fox                                                               $    300,000
James A. Rutherford                                                           $    100,000